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FORM 3                                              OMB APPROVAL
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                                    OMB Number:              3235-0104
                                    Expires:        September 30, 1998
                                    Estimated average burden
                                    hours per response             0.5
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               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940
                          (Print or Type Responses)

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1. Name and Address of Reporting Person*

Deep Discount Advisors, Inc.
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   (Last)               (First)              (Middle)

One West Pack Square, Suite 777
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                        (Street)

Asheville               NC               28801
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   (City)                (State)              (Zip)

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2. Date of Event Requiring Statement (Month/Day/Year)


July 14, 1998
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3. IRS or Social Security Number of Reporting Person (Voluntary)



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4. Issuer Name and Ticker of Trading Symbol

Clemente Global Growth Fund, Inc. (CLM)
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5. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [ ] Director
   [X] 10% Owner
   [ ] Officer (give title below)
   [ ] Other (specify below)


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6. If Amendment, Date of Original (Month/Day/Year)



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7. Individual or Joint/Group Filing
   (Check all applicable)

   [ ] Form filed by One Reporting Person
   [X] Form filed by More than One Reporting Person

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             TABLE I--Non-Derivative Securities Beneficially Owned
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1.  Title 	              2.Amount of   3.Ownership      4.Nature of
 of Securities           Securities     Form Direct(D)   Beneficial
                             Beneficially     or Indirect(I)       Ownership
                            Owned(Inst 4)   (Instr 5)             (Instr 5)
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Common Stock	1,159,553              I                  By Clients
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* If the form is filed by more than one person, see Instruction 5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.



FORM 3 (continued)


       TABLE II--Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
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  1. Title of Derivative
     Security (Instr. 4)

      NONE


Explanation of Responses:
This is a joint filing by Deep Discount Advisors, Inc. and Ron Olin Investment Management Company


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

       Deep Discount Advisors, Inc.

       /s/ Ralph W. Bradshaw                         July 21, 1998
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              Name:  Ralph W. Bradshaw                       Date
              Title: Secretary


       Ron Olin Investment Management Company
       One West Pack Square, Suite 777
       Asheville, NC 28801

       /s/ Ronald G. Olin                            July 21, 1998
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              Name:  Ronald G. Olin                           Date
              Title: Partner